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                                                              Exhibit 4(a)(4)


                         CERTIFICATE OF AMENDMENT

                                  OF

                1985 RESTATED CERTIFICATE OF INCORPORATION

                      OF PROTECTIVE LIFE CORPORATION


     Protective Life Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Protective Life Corporation duly called and held on March 2, 1998, the Board of Directors duly adopted a resolution setting forth a proposed amendment to the 1985 Restated Certificate of Incorporation of said Corporation, and the Board of Directors declared said amendment to be advisable and directed the same to be submitted to a vote of the stockholders of said Corporation at the Annual Meeting of Stockholders to be held on April 27, 1998 or at any adjournment thereof.

     SECOND: That thereafter, the said Annual Meeting of Stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, on April 27, 1998, at which meeting the necessary number of shares of Common Stock as required by statute were voted in favor of the following amendment to the 1985 Restated Certificate of Incorporation:

          The first sentence of Section 4.1 of Article IV is hereby deleted in its entirety and the following is inserted in lieu thereof:

     4.1 The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one hundred sixty-four million (164,000,000), of which one hundred sixty million (160,000,000) shares of the par value of $0.50 per share are to be of a class designated "Common Stock" and four million (4,000,000) shares of the par value of $1.00 per share are to be of a class designated "Preferred Stock."


     THIRD: That the said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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     FOURTH: That the capital of the Corporation will not be reduced under or by reason of said amendment.


     IN WITNESS WHEREOF, said Protective Life Corporation has caused its corporate seal to be hereafter affixed and this Certificate of Amendment to be signed by Drayton Nabers, Jr. its Chairman of the Board and Chief Executive Officer, and Deborah J. Long, its Secretary, hereby declaring and certifying that this is its act and deed and the facts herein stated are true, this 27th day of April, 1998.


                                        PROTECTIVE LIFE CORPORATION

                                        By: /s/ Drayton Nabers, Jr.
                                           ----------------------------
                                           Drayton Nabers, Jr.
                                           Its Chairman of the Board
                                           and Chief Executive Officer


ATTEST:

/s/ Deborah J. Long
-------------------
Deborah J. Long
Secretary


(CORPORATE SEAL)